BLACKACRE
                                   ---------
                             CAPITAL MANAGEMENT LLC





                                             June 17, 1998



The Board of Directors
J.C. Nichols Company
310 Ward Parkway
Kansas City, Missouri 64112
Attention:  Chairman of the Board


Ladies and Gentlemen:

         As you know, affiliates of Blackacre Capital Management LLC ("Blackacre") own approximately 14% of the outstanding shares of Common Stock of J.C. Nichols Company (the "Company"). We have been carefully following the proposed transaction between Highwoods Properties Inc. and the Company (the "Proposed Highwoods Transaction"). After reviewing the proxy materials and meeting with Company representatives, we strongly believe that the Proposed Highwoods Transaction is inadequate from a financial point of view, does not reflect the values inherent in the Company, would subject the Company's stockholders to significant downside equity risk in the Highwoods stock and provides for an above market breakup fee. We believe that the Company and its Board are not taking the best interests of all shareholders into account in recommending this transaction. The proxy materials do not provide compelling evidence that this transaction maximizes value for all shareholders, and in fact we believe, given certain dynamics in the marketplace, there is significant financial risk to any shareholder who takes Highwoods stock.

         Consistent with our views of the Proposed Highwoods Transaction, we and our affiliates intend to vote against approval of the Proposed Highwoods Transaction and, if it is nonetheless approved, to exercise appraisal rights for our shares of Common Stock. As you know and as we believe should be conveyed to the Company's stockholders in supplemental proxy materials, this would have the effect, among other things, of reducing by over 35% the amount of cash that would otherwise be available to the Company's stockholders in the Proposed Highwoods

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Transaction, thereby forcing stockholders who prefer to take cash to take additional Highwoods shares instead.

         Because we see values in the Company not reflected in the Prosposed Highwoods Transaction, we are submitting an offer to acquire the Company at $70.00 per share in an all cash merger, subject to certain structuring for tax advantages to shareholders as described below. If the Company furnishes us information which establishes a higher valuation for the Company, we are prepared to consider increasing our offer. We believe that this offer would result in value to the Company's shareholders that is more certain and significantly above those realizable through the Proposed Highwoods Transaction.

         Although we have conducted an extensive analysis of the Company based on publicly available information, our offer is subject to, among other things, satisfactory completion of our due diligence of the Company. Our offer is also subject to the Company's Board of Directors terminating the merger agreement relating to the Proposed Highwoods Transaction under circumstances in which the break-up fee and expense reimbursement payable to Highwoods does not exceed $2,500,000.

         It is intended that the transaction would be structured so as to provide to the Company's long-term stockholders with an ability to transfer their stock on a tax-free basis. In order to facilitate this, we believe that the Company's Employee Stock Onwership Plan and Trust (the "ESOT") would agree to purchase (on a pro rata basis in the event of oversubscription) up to approximately 15% of the outstanding shares of Common Stock from shareholders desiring to effectuate a Section 1042 transaction under the Internal Revenue Code. We believe that the ESOT would also agree to retain approximately 15% interest in the surviving corporation following the merger.

         Blackacre and its affiliates have sufficient equity capital to complete the transaction and Blackacre is highly confident that it can secure the debt financing necessary to refinance the existing debt of the Company.


         Blackacre stands ready to commence negotiations and due diligence. Once the Company has provided to Blackacre information and access which are equivalent to that received by Highwoods, we believe that a definitive agreement could be achieved expeditiously. Representatives of Blackacre and the Company would then prepare proxy materials necessary to obtain approvals from the

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Company's shareholders, which we believe would be quickly received given the significant premium to the current Proposed Highwoods Transaction being offered to the Company's shareholders.

         Following consummation of the transaction, we intend on maintaining the Company's corporate identity including owning and operating the Country Club Plaza. In addition, we will honor all current employment contracts and other related agreements with management.

         We firmly believe that our all cash proposal provides shareholders of the Company with immediate superior value over the Proposed Highwoods Transaction as well as certainty. Highwoods common stock, a significant component of the value in the Proposed Highwoods Transaction, is a volatile security which will expose Company shareholders to significant market risk after consummation of the Proposed Highwoods Transaction. In the Registration Statement filed in connection with the Proposed Highwoods Transaction, Highwoods has identified a number of disturbing risk factors relating to ownership of Highwoods common stock, including, but not limited to, the following:


               o the potential adverse impact on share price and dilution in ownership resulting from subsequent offerings of Highwoods common stock;

               o possible difficulties in integrating Highwoods and the Company;

               o the fact that Highwoods' management and its board of directors have divergent interests from those of Highwoods stockholders regarding the sale or refinancing of Highwoods' properties; and

               o the fact that Highwoods has no expertise in retail apartments and homebuilding.

         Moreover, since the execution of the Highwoods merger agreement, there has been a significant decline in the Highwoods stock price as well as a contraction in the average multiple at which larger public REITs have been trading in the marketplace, reflecting the market's increased concern over the inherent riskiness of such entities.

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         In summary, we strongly believe that our proposal represents an extraordinary opportunity for the Company and its shareholders. Because time is of the essence, this offer will remain open until July 2, 1998 or its earlier termination by Blackacre upon written notice to the Company. We look forward to meeting with the Company's Board of Directors to discuss our proposal in greater detail at your earliest convenience. Blackacre is determined to take every appropriate action to consummate this transaction.

Sincerely,


BLACKACRE CAPITAL MANAGEMENT LLC

By /s/ Ronald Kravit
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